Exhibit 10.27
June 16, 2010
Mr. Larry G Stambaugh
Chairman, President & CEO
CryoPort, Inc.
402 West Broadway
Suite 400
San Diego, CA 92101
RE: Private Placement of Securities
Dear Larry:
     This letter confirms our agreement that CryoPort, Inc. (together with its affiliates and subsidiaries, the “Company”) has engaged Maxim Group LLC (together with its affiliates and subsidiaries, “Maxim” or the “Placement Agent”) to act as the Company’s Lead Placement Agent in connection with the proposed private placement (the “Offering”) of equity, debt or equity-linked securities (the “Securities”) of the Company. The terms of the Securities and the gross proceeds of such Offering will be substantially in the form to be negotiated between the Placement Agent and the Company with one or more accredited investors (described below). The gross proceeds of the Offering are anticipated to be up to $5,000,000.
     Upon acceptance (indicated by your signature below), this letter agreement (the “Agreement”) will confirm the terms of the engagement between the Placement Agent and the Company.
1. Appointment.
     (a) Subject to the terms and conditions of this Agreement, the Company hereby retains the Placement Agent, and the Placement Agent hereby agrees to act, as the Company’s exclusive Placement Agent in connection with the Offering. Notwithstanding the foregoing, the Placement Agent’s exclusivity is subject to Company’s right to engage in connection with the Offering, subject to Maxim’s consent (which shall not be unreasonably withheld), up to two additional investment banks (each an “Approved Sub-Placement Agent”). As Placement Agent for the Offering, Maxim will advise and assist the Company in identifying and assisting the Company in issuing the Securities to, one or more accredited Investors (“Investors”) in the Offering. The Company acknowledges and agrees that the Placement Agent is only required to use its “commercially reasonable efforts” in connection with the Offering and that this Agreement does not constitute a commitment by the Placement Agent to purchase the Securities or introduce the Company to Investors. Maxim will, in its sole discretion, determine the reasonableness of its efforts, and is under no obligation to perform at any level other than what it deems reasonable. The Company retains the right to determine all of the terms and conditions of the Offering and to accept or reject any proposals submitted to it by the Placement Agent in its sole and absolute discretion.
     During the Term of this Agreement (as such term is hereinafter defined), and except as otherwise contemplated by section (a) above, neither the Company nor any of its subsidiaries will, directly or indirectly, solicit or otherwise encourage the submission of any proposal or offer

(“Investment Proposal”) from any person or entity relating to any issuance of the Company’s or any of its subsidiaries’ equity securities (including debt securities with any equity feature) or participate in any discussions regarding an Investment Proposal. The term “Investment Proposal” shall not include (i) any discussions with or proposal received from or through the Approved Sub-Placement Agents, (ii) any investment in the equity securities of any other entity, (iii) any commercial loans to the Company, and (iv) any transaction or agreement with one or more persons, firms or entities designated as a “strategic partner” of the Company, as determined in good faith by the Board of Directors of the Company, provided that each such person, firm or entity is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Company and in which the Company receives benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities solely for the purpose of raising capital or to an entity whose primary business is investing in securities. The Company will immediately cease all contacts, discussions and negotiations with third parties regarding any Investment Proposal.
2. Information.
     (a) The Company recognizes that, in completing its engagement hereunder, the Placement Agent will be using and relying on publicly available information and on data, material and other information furnished to Placement Agent by the Company or the Company’s affiliates and agents. The Company will cooperate with Maxim and furnish, and cause to be furnished, to Maxim, any and all information and data concerning the Company, its subsidiaries and the Offering that Maxim deems appropriate, including, without limitation, the Company’s acquisition plans and plans for raising capital or additional financing that is reasonably requested by Maxim (the “Information”), including a private placement memorandum, if any (the “Private Placement Materials”). Any Information and Private Placement Materials forwarded to prospective Investors will be in form acceptable to Placement Agent and its counsel. The Company represents and warrants that all Information and Private Placement Materials, including, but not limited to, the Company’s financial statements, will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading.
     (b) It is further agreed that Maxim will conduct a due diligence investigation of the Company and the Company will reasonably cooperate with such investigation as a condition of Maxim’ obligations hereunder. The Company recognizes and confirms that the Placement Agent: (i) will use and rely primarily on the Information, the Private Placement Materials and information available from generally recognized public sources in performing the services contemplated by this letter without having independently verified the same; (ii) is authorized as the Placement Agent to transmit to any prospective investors a copy or copies of the Private Placement Materials, forms of subscription documents and any other legal documentation supplied to the Placement Agent for transmission to any prospective investors by or on behalf of the Company or by any of the Company’s officers, representatives or agents, in connection with the performance of the Placement Agent’s services hereunder or any transaction contemplated hereby; (iii) does not assume responsibility for the accuracy or completeness of the Information or the Private Placement Materials and such other information, if any provided to the Investors; (iv) will not make an appraisal of any assets of the Company or the Company generally; and

(v) retains the right to continue to perform due diligence of the Company, its business and its officers and directors during the course of the engagement.
     (c) Until the date that is one year from the date hereof, Maxim will keep all information obtained from the Company confidential except: (i) Information which is otherwise publicly available, or previously known to or obtained by, Maxim independently of the Company and without breach of any of Maxim’ agreements with the Company; (ii) Maxim may disclose such information to its officers, directors, employees, agents and representatives, and to its other advisors and financial sources on a need to know basis only and will ensure that all such persons will keep such information strictly confidential. No such obligation of confidentiality shall apply to information that: (i) is in the public domain as of the date hereof or hereafter enters the public domain without a breach by Maxim, (ii) was known or became known by Maxim prior to the Company’s disclosure thereof to Maxim, (iii) becomes known to Maxim from a source other than the Company, and other than by the breach of an obligation of confidentiality owed to the Company, (iv) is disclosed by the Company to a third party without restrictions on its disclosure, (v) is independently developed by Maxim or (vi) is required to be disclosed by Maxim or its officers, directors, employees, agents, attorneys and to its other advisors and financial sources, pursuant to any order of a court of competent jurisdiction or other governmental body or as may otherwise be required by law. Maxim shall obtain from any potential investor to which Maxim disseminates any information obtained from the Company such investor’s agreement to keep such information confidential upon terms substantially similar to those set forth above.
     (d) The Company recognizes that in order for Maxim to perform properly its obligations in a professional manner, the Company will keep Maxim informed of and, to the extent practicable, permit Maxim to participate in meetings and discussions between the Company and any third party relating to the matters covered by the terms of Maxim’ engagement. If at any time during the course of Maxim’s engagement, the Company becomes aware of any material change in any of the information previously furnished to Maxim, it will promptly advise Maxim of the change.
3. Compensation. As compensation for services rendered and to be rendered hereunder by Placement Agent, the Company agrees to pay Placement Agent the following fees in consideration of the services rendered by the Placement Agent in connection with the Offering:
     (a) The Company agrees to pay Maxim a cash fee payable upon each closing of the transaction contemplated by this Agreement (“Closing”) equal to 7.0% of the gross proceeds received by the Company from Investors at each Closing (the “Placement Fee”).
     (b) The Company also agrees to pay Maxim a corporate finance fee payable in cash upon each Closing equal to 1.0% of the gross proceeds received by the Company from Investors at each Closing.
     (c) The Company shall deliver a warrant to the Placement Agent (the “Agent Warrant”) to purchase shares of the Company’s common stock (the “Common Stock”) equal to 7.0% of the number of shares of Common Stock underlying the securities issued in the Offering. Such Agent Warrant will be issued at each Closing and shall provide, among other things, that the Agent Warrant shall (i) be exercisable at an exercise price equal to the price of the Securities

(or the exercise price of the Securities) issued to the Investors in the Offering, (ii) expire five (5) years from the date of issuance, (iii) contain standard anti-dilution protection and such other anti-dilution protection provided to the Investors, (iv) include customary registration rights, including the registration rights provided to the Investors, (v) contain provisions for cashless exercise and (vi) include such other terms as are normal and customary for warrants of this type.
     (d) The Company will reimburse the Placement Agent in a timely manner for all expenses reasonably incurred relating to the Offering, including, but not limited to, printing, road show, travel and other related expenses as well as the legal fees incurred by the Placement Agent in connection with the Offering, up to $50,000. Such reimbursements shall be made promptly (but in no event more than 10 days after submission of those expenses to the Company) upon submission by the Placement Agent. In addition, the Company shall also be responsible for (i) the costs and fees associated with the filing of the offering materials with the Financial Industry Regulatory Authority (“FINRA”) (including all required COBRADesk fees), and (ii) legal fees incurred by the Placement Agent in connection with the COBRADesk filings. Such amounts shall be come from the proceeds received in the Offering and shall paid at each Closing of the Offering.
     (e) The Company shall assist and cooperate with legal counsel to Maxim in effecting a filing with respect to the public offering contemplated by the Registration Statement to be filed in connection with the Offering (an “Issuer Filing”) with FINRA’S Corporate Financing Department pursuant to NASD Rule 2710(b)(10)(A)(i) and the Company shall pay the filing fee required by such Issuer Filing and the fees and expenses of counsel to Maxim in connection with the Issuer Filing and clearing such filing with the NASD. The Company shall assist legal counsel to Maxim in pursuing the Issuer Filing until the NASD issues a letter confirming that it does not object to the terms of the Offering contemplated by the Registration Statement.
4. Term of Engagement.
     (a) This Agreement will remain in effect for three (3) months, after which either party shall have the right to terminate it on thirty (30) days prior written notice to the other. The date of termination of this Agreement is referred to herein from time to time as the “Termination Date.” The period of time during which this Agreement remains in effect is referred to herein from time to time as the “Term”. If, within six (6) months after the Termination Date, the Company completes any private financing of equity or debt or other capital raising activity of the Company (other than the exercise by any person or entity of any options, warrants or other convertible securities other than the warrants issued pursuant to this Agreement) with any of the Investors who were first introduced to the Company in connection with the financing contemplated hereby by Maxim and disclosed to the Company in writing prior to its introduction to the Company, the Company will pay to Maxim upon the closing of such financing the compensation set forth in Sections 3(a), 3(b), 3(c) and 3(d) as a “Source Fee”.
     (b) Notwithstanding anything herein to the contrary, subject to the six (6) month limitation described in Section 4(a) above, the obligation to pay the compensation and expenses described in Section 3, this Section 4, Sections 7 and 9-17 and all of Exhibit A attached, hereto (the terms of which are incorporated by reference hereto), will survive any termination or expiration of this Agreement. The termination of this Agreement shall not affect the Company’s obligation to pay fees to the extent provided for in Section 3 herein and shall not affect the Company’s obligation to reimburse the expenses accruing prior to such termination to the extent provided for herein. All such fees and reimbursements due shall be paid to the Placement Agent on or before the Termination Date (in the event such fees and reimbursements are earned or owed as of the Termination Date) or upon the closing of the Offering or any applicable portion thereof (in the event such fees are due pursuant to the terms of Section 3 hereof).
5. SECTION 5 IS INTENTIONALLY OMITTED [
6. Certain Placement Procedures. The Company and the Placement Agent each represents to the other that it has not taken, and the Company and the Placement Agent each agrees with the other that it will not take, any action, directly or indirectly, so as to cause the Offering to fail to be entitled to rely upon the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “Act”). In effecting the Offering, the Company and the Placement Agent each agrees to comply in all material respects with applicable provisions of the Act and any regulations thereunder and any applicable state laws and requirements. The Company agrees that any representations and warranties made by it to any Investor in the Offering shall be deemed also to be made to the Placement Agent for its benefit. The Company agrees that it shall cause any opinion of its counsel delivered to any Investors in the Offering also to be addressed and delivered to the Placement Agent, or to cause such counsel to deliver to the Placement Agent a letter authorizing it to rely upon such opinion.
7. Indemnification. The Company agrees to indemnify Placement Agent in accordance with the indemnification and other provisions attached to the Agreement as Exhibit A (the “Indemnification Provisions”), which provisions are incorporated herein by reference and shall survive the termination or expiration of the Agreement.
8. Other Activities. The Company acknowledges that Maxim has been, and may in the future be, engaged to provide services as an underwriter, placement agent, finder, advisor and investment banker to other companies in the industry in which the Company is involved. Subject to the confidentiality provisions of Maxim contained in Section 2 hereof, the Company acknowledges and agrees that nothing contained in this Agreement shall limit or restrict the right of Maxim or of any member, manager, officer, employee, agent or representative of Maxim, to be a member, manager, partner, officer, director, employee, agent or representative of, investor in, or to engage in, any other business, whether or not of a similar nature to the Company’s business, nor to limit or restrict the right of Maxim to render services of any kind to any other corporation, firm, individual or association; provided that Maxim and any of its member, manager, officer, employee, agent or representative shall not use the Information to the detriment of the Company. Maxim may, but shall not be required to, present opportunities to the Company.
9. Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement will be governed as to validity, interpretation, construction, effect and in all other respects by the internal law of the State of New York. The Company and Maxim each (i) agree that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in the New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (ii) waives any objection to the venue of any such suit, action or proceeding, and the right to assert that such forum is an inconvenient forum, and (iii) irrevocably consents to the jurisdiction of the New York State Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding. Each of the Company and Maxim further agrees to accept and acknowledge service of any and all process that may be served in any such suit, action or proceeding in the New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agree that service of process upon it mailed by certified mail to its address shall be deemed in every respect effective service of process in any such suit, action or proceeding. The parties hereby expressly waive all rights to trial by jury in any suit, action or proceeding arising under this Agreement.
10. Securities Law Compliance. The Company, at its own expense, will use its best efforts to obtain any registration or qualification required to sell any Securities under the Blue Sky laws of any applicable jurisdictions.
11. Representations and Warranties. The Company and Maxim each respectively represent and warrant that: (a) it has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder; (b) this Agreement has been duly authorized and executed and constitutes a legal, valid and binding agreement of such party enforceable in accordance with its terms; and (c) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not conflict with or result in a breach of (i) such party’s certificate of incorporation or by-laws or (ii) any agreement to which such party is a party or by which any of its property or assets is bound.
12. Parties; Assignment; Independent Contractor. This Agreement has been and is made solely for the benefit of Maxim and the Company and each of the persons, agents, employees, officers, directors and controlling persons referred to in Exhibit A and their respective heirs, executors, personal representatives, successors and assigns, and nothing contained in this Agreement will confer any rights upon, nor will this Agreement be construed to create any rights in, any person who is not party to such Agreement, other than as set forth in this paragraph. The rights and obligations of either party under this Agreement may not be assigned without the prior written consent of the other party hereto and any other purported assignment will be null and void. Maxim has been retained under this Agreement as an independent contractor, and it is understood and agreed that this Agreement does not create a fiduciary relationship between Maxim and the Company or their respective Boards of Directors. Maxim shall not be considered to be the agent of the Company for any purpose whatsoever and Maxim is not granted any right or authority to assume or create any obligation or liability, express or implied, on the Company’s behalf, or to bind the Company in any manner whatsoever.
13. Validity. In case any term of this Agreement will be held invalid, illegal or unenforceable, in whole or in part, the validity of any of the other terms of this Agreement will not in any way be affected thereby.
14. Counterparts. This Agreement may be executed in counterparts and each of such counterparts will for all purposes be deemed to be an original, and such counterparts will together constitute one and the same instrument.

15. Notices. All notices will be in writing and will be effective when delivered in person or sent via facsimile and confirmed by letter, to the party to whom it is addressed at the following addresses or such other address as such party may advise the other in writing:

To the Company:	Mr. Larry G Stambaugh
Chairman, President & CEO
Cryoport, Inc.
402 West Broadway
Suite 400
San Diego, CA 92101
Tel. 949-470-2300

With a copy to:	Mark Ziebell
Snell & Wilmer L.L.P.
600 Anton Boulevard, Suite 1400
Costa Mesa, CA 92626
Telephone: (714) 427-7402
Facsimile: (714) 427-7799

To Maxim:	James Siegel
Maxim Group LLC
405 Lexington Avenue
New York, NY 10174
Attention: James Siegel
Telephone: (212) 895-3508
Facsimile: (212) 895-3888

Clifford Teller
Maxim Group LLC
405 Lexington Avenue
New York, NY 10174
Attention: Clifford Teller
Telephone: (212) 895-3773
Facsimile: (212) 895-3783
16. Best Efforts Engagement for Capital Raising. It is expressly understood and acknowledged that Maxim’s engagement for the Offering does not constitute any commitment, express or implied, on the part of Maxim or of any of its affiliates to purchase or place the Company’s securities or to provide any type of financing and that the Offering will be conducted by Maxim on a “best efforts” basis.
17. Press Announcements. The Company agrees that Maxim shall, upon a successful transaction, have the right to place advertisements in financial and other newspapers and journals at its own expense describing its services to the Company hereunder, provided that Maxim shall submit a copy of any such advertisement to the Company for its approval, such approval not to be unreasonably withheld, conditioned or delayed.
[Signature Page Follows]

     If the terms of our engagement as set forth in this letter are satisfactory to you, please sign and date the enclosed copy of this letter.

Very truly yours, MAXIM GROUP LLC
By:	/s/ Clifford A. Teller
Clifford A. Teller
Executive Managing Director, Investment Banking

By:	/s/ Jim Alfaro
Jim Alfaro
Managing Director, Healthcare Investment Banking

Agreed to and accepted this ____ day of June 2010
CryoPort, Inc.

By:	/s/ Catherine Doll
Catherine Doll
Chief Financial Officer

[Signature Page to Placement Agent Agreement]

Exhibit A
INDEMNIFICATION PROVISIONS
     Capitalized terms used in this Exhibit shall have the meanings ascribed to such terms in the Agreement to which this Exhibit is attached.
     The Company agrees to indemnify and hold harmless Placement Agent and each of the other Indemnified Parties (as hereinafter defined) from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing, pursing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which any Indemnified Party is a party)) (collectively, “Losses”), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with, Placement Agent’s acting for the Company, including, without limitation, any act or omission by Placement Agent in connection with its acceptance of or the performance or non-performance of its obligations under the Agreement between the Company and Placement Agent to which these indemnification provisions are attached and form a part, any breach by the Company of any representation, warranty, covenant or agreement contained in the Agreement (or in any instrument, document or agreement relating thereto, including any agency agreement), or the enforcement by Placement Agent of its rights under the Agreement or these indemnification provisions, except to the extent that any such Losses are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification hereunder. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of Placement Agent by the Company or for any other reason, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Party’s bad faith, gross negligence, willful misconduct or violation of the law.
     These Indemnification Provisions shall extend to the following persons (collectively, the “Indemnified Parties”): Placement Agent, its present and former affiliated entities, managers, members, officers, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws), and the officers, directors, partners, stockholders, members, managers, employees, legal counsel, agents and controlling persons of any of them. These indemnification provisions shall be in addition to any liability which the Company may otherwise have to any Indemnified Party.
     If any action, suit, proceeding or investigation is commenced, as to which an Indemnified Party proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by an Indemnified Party to notify the Company shall not relieve the Company from its obligations hereunder (except to the extent that the Company has suffered actual, irreversible and material economic prejudice thereby). An

Indemnified Party shall have the right to retain counsel of its own choice to represent it, and the fees, expenses and disbursements of such counsel shall be borne by the Company (provided that the Company shall not be required to reimburse the expenses and costs of more than one law firm). Any such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against any Indemnified Party made with the Company’s written consent. The Company shall not, without the prior written consent of Placement Agent, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent (i) includes, as an unconditional term thereof, the giving by the claimant to all of the Indemnified Parties of an unconditional release from all liability in respect of such claim, and (ii) does not contain any factual or legal admission by or with respect to an Indemnified Party or an adverse statement with respect to the character, professionalism, expertise or reputation of any Indemnified Party or any action or inaction of any Indemnified Party.
     In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company shall contribute to the Losses to which any Indemnified Party may be subject (i) in accordance with the relative benefits received by the Company and its stockholders, subsidiaries and affiliates, on the one hand, and the Indemnified Party, on the other hand, and (ii) if (and only if) the allocation provided in clause (i) of this sentence is not permitted by applicable law, in such proportion as to reflect not only the relative benefits, but also the relative fault of the Company, on the one hand, and the Indemnified Party, on the other hand, in connection with the statements, acts or omissions which resulted in such Losses as well as any relevant equitable considerations. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for fraudulent misrepresentation. The relative benefits received (or anticipated to be received) by the Company and it stockholders, subsidiaries and affiliates shall be deemed to be equal to the aggregate consideration payable or receivable by such parties in connection with the transaction or transactions to which the Agreement relates relative to the amount of fees actually received by Placement Agent in connection with such transaction or transactions. Notwithstanding the foregoing, in no event shall the amount contributed by all Indemnified Parties exceed the amount of fees previously received by Placement Agent pursuant to the Agreement.
     Neither termination nor completion of the Agreement shall affect these Indemnification Provisions which shall remain operative and in full force and effect. The Indemnification Provisions shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Indemnified Parties and their respective successors, assigns, heirs and personal representatives.